EXHIBIT 2.2

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (hereinafter referred to as the “Agreement”), is entered into as of this 26th day of April, 2019, by and among, GROVE, INC., a Nevada corporation (the “Buyer”), STEAM DISTRIBUTION, LLC, a California limited liability company (“Steam”), HAVZ, LLC, a California limited liability company (“Havz”), ONE HIT WONDER, INC., a California corporation (“OHW”), ONE HIT WONDER HOLDINGS, LLC, a California limited liability company (“Holdings,” and together with Steam, Havz and OHW, the “Companies”) and ROBERT HACKETT and NIKOLAOS VOUDOURIS (the “Sellers”). (The Buyer, the Companies and the Sellers are sometimes hereinafter collectively referred to as the “Parties” and individually as a “Party”).

W I T N E S S E T H

WHEREAS, the Companies are currently debtors in a proceeding in the United States Bankruptcy Court (the “Court”) entitled Steam Distribution, LLC, Lead Case No. 18-11598 abl, whereby the Companies and the Sellers propose to sell the Securities (as that term is defined herein) pursuant to a Modified First Amended Joint Plan of Reorganization with Substantive Consolidation For Plan Purposes (the “Plan”), a copy of which is attached hereto as Exhibit “A”;

WHEREAS, the Sellers are each the record and beneficial owner of fifty percent (50%) of the issued and outstanding equity of the Companies (collectively, the “Securities”).

WHEREAS, the Sellers desire to sell the Securities to the Buyer and the Buyer desires to purchase the Securities from Sellers in the manner and subject to the terms and conditions hereinafter set forth.

NOW THEREFORE, on the stated premises and for and in consideration of the foregoing recitals which are hereby incorporated by reference, the mutual covenants and agreements hereinafter set forth and the mutual benefits to the Parties to be derived here from and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE

1.1 Securities Purchase. Subject to the terms and conditions of this Agreement, on the Closing Date, the Sellers shall sell, convey and deliver to Buyer, free and clear of all Encumbrances, and Buyer shall purchase, acquire and accept from the Sellers, all right, title and interest of the Seller, legal and equitable, beneficial and of record, in and to the Securities.

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 1.2 Purchase Price; Payment of Purchase Price.

(a) Purchase Price. In consideration for the Securities, the Buyer shall pay to the Companies’ bankruptcy counsel (the “Escrow Agent”) the sum of Two Million One Hundred Thousand Dollars ($2,100,000) the “Purchase Price”) to be held in escrow pending approval of the Plan by the Bankruptcy Court pursuant to the terms and conditions set forth herein.

1.3 Closing. The closing (“Closing”) of the transactions contemplated by this Agreement shall take place at the offices of the Buyer, at 10:00 am, Pacific Time, on the second (2nd) Business Day after all of the closing conditions set forth in Articles VI and VII have been satisfied or waived in writing by each party’s respective Board of Directors, or at such other time, date or place as Sellers and the Buyer may mutually agree upon in writing (the “Closing Date”).

1.4 Closing Deliverables.

(a) At the Closing, Sellers shall deliver to Buyer the following:

(i) the executed order of the Bankruptcy Court approving the Plan and the sale of the Securities; Buyer;

(ii) Certificates representing the Securities, duly endorsed in the name of the

(iii) the Officer’s Certificate required by Section 6.2;

(iv) the certificate of the Secretary of Sellers required by 6.3; and

(v) such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement.

(b) At the Closing, Buyer shall deliver to Sellers the following:

(i) the Purchase Price by release of the Purchase Price by the Escrow Agent to the Court in accordance with the Plan;

(ii) the Officer’s Certificate required by Section 7.2; and

(iii) the certificate of the Secretary or Assistant Secretary of Buyer required by Section 7.3.

1.5 Closing Events. At the Closing, each of the respective parties hereto shall execute, acknowledge, and deliver (or shall cause to be executed, acknowledged, and delivered) any and all stock certificates, officers’ certificates, opinions, financial statements, schedules, agreements, resolutions, rulings, or other instruments required by this Agreement to be so delivered at or prior to the Closing, as may be reasonably requested by the parties hereto and their respective legal counsel in order to effectuate or evidence the transactions contemplated hereby. If agreed to by the parties, the Closing may take place through the exchange of documents (other than the exchange of stock certificates) by fax, email and/or express courier.

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ARTICLE II

REPRESENTATIONS, COVENANTS, AND WARRANTIES OF THE COMPANIES

The Companies hereby severally represent and warrant to Buyer, as of the date hereof and as of the Closing Date that the statements contained in this Article II are true and correct to the knowledge of the Company.

2.1 Organization. Each of the Companies is an entity duly organized, validly existing, and in good standing under the laws of the State of its organization. The Companies have the power and are duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, including qualification to do business as a foreign entity in jurisdictions in which the character and location of the assets owned by them or the nature of the business transacted by them requires qualification. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not, violate any provision of the Companies’ organizational documents. The Companies have taken all action required by laws, or otherwise to authorize the execution and delivery of this Agreement and otherwise to consummate the transactions herein contemplated.

2.2 Capitalization. All of the Securities are duly authorized, validly issued, fully-paid, nonassessable and free of all preemptive rights. There are no notes or other indebtedness convertible into any class of the Companies’ securities, outstanding or authorized options, warrants, rights, agreements or commitments to which the Companies are a party or which are binding upon the Companies providing for the issuance or redemption of any of its securities. There are no agreements to which the Companies are a party or by which they are bound with respect to the voting (including without limitation voting trusts or proxies), registration under the Securities Act, or sale or transfer (including without limitation agreements relating to pre-emptive rights, rights of first refusal, co-sale rights or “drag-along” rights), of any securities of the Companies. All of the issued and outstanding Securities were issued in compliance with applicable federal and state securities laws.

2.3 Disclosure. No representation or warranty by the Companies or the Sellers contained in this Agreement, and no statement contained in any document, certificate or other instrument delivered or to be delivered by or on behalf of the Companies and the Sellers pursuant to this Agreement or therein, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading. The Company and the Sellers have disclosed to Buyer all material information relating to the business of the Company or the transactions contemplated by this Agreement.

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2.4 No Conflict With Other Instruments. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute an event of default under, any material indenture, mortgage, deed of trust, or other material contract, agreement, or instrument to which the Companies are a party or to which any of its properties or operations are subject.

2.5 Compliance With Laws and Regulations. The Companies have complied with all applicable statutes and regulations of any national, county, or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of the Company.

2.6 Approval of Agreement. Managers and the board of directors of the Companies and the Sellers will have authorized the execution and delivery of this Agreement by the Companies and will have approved the transactions contemplated hereby prior to the Closing. This Agreement has been duly and validly executed and delivered by the Companies and constitutes a valid and binding obligation of the Companies, enforceable against the Companies in accordance with its terms.

2.7 Title and Related Matters. The Companies have good and marketable title to all of their properties, interest in properties, and assets, real and personal, and after the approval of the Plan by the Bankruptcy Court, free and clear of all liens, pledges, charges, or encumbrances except: statutory liens or claims not yet delinquent; and as described herein.

2.8 Governmental Authorizations. The Companies have all licenses, franchises, permits, and other government authorizations, that are legally required to enable them to conduct their business operations in all material respects as conducted on the date hereof. Except as set forth herein, no authorization, approval, consent, or order of, or registration, declaration, or filing with, any court or other governmental body is required in connection with the execution and delivery by the Companies of this Agreement and the consummation by the Companies of the transactions contemplated hereby.

2.9 Brokers. Neither the Companies nor the Sellers have entered into any contract with any person, firm or other entity that would obligate the Companies, the Sellers or Buyer to pay any commission, brokerage or finders’ fee in connection with the transactions contemplated herein.

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2.10 Intellectual Property. The Companies own or have the right to use all Intellectual Property (as defined below) necessary (i) to use, manufacture, market and distribute the products manufactured, marketed, sold or licensed, and to provide the services provided, by the Companies to other parties (together, the “Customer Deliverables”) and (ii) to operate the internal systems of the Companies that are material to their business or operations, including, without limitation, computer hardware systems, software applications and embedded systems (the “Internal Systems”); the Intellectual Property owned by or licensed to the Companies and incorporated in or underlying the Customer Deliverables or the Internal Systems is referred to herein as the “Company Intellectual Property”). Each item of the Company Intellectual Property will be owned or available for use by the Buyer immediately following the Closing on substantially identical terms and conditions as it was immediately prior to the Closing. The Companies have taken all reasonable measures to protect the proprietary nature of each item of the Company Intellectual Property. To the knowledge of the Companies, (a) no other person or entity has any rights to any of the Company Intellectual Property owned by the Company except pursuant to agreements or licenses entered into by the Company and such person in the ordinary course, and (b) no other person or entity is infringing, violating or misappropriating any of the Company Intellectual Property. For purposes of this Agreement, “Intellectual Property” means all (i) patents and patent applications, (ii) copyrights and registrations thereof, (iii) computer software, data and documentation, (i) trade secrets and confidential business information, whether patentable or unpatentable and whether or not reduced to practice, know-how, manufacturing and production processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (ii) trademarks, service marks, trade names, domain names and applications and registrations therefor and (iii) other proprietary rights relating to any of the foregoing.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Sellers hereby, jointly and severally, represent and warrant to Buyer as follows:

3.1 Authority; Validity.

(a) Sellers have the legal capacity to execute and deliver this Agreement and the Ancillary Agreements to which they are or shall become a party, to perform their obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

(b) This Agreement has been duly executed and delivered by Sellers and are or, when executed and delivered by Sellers, will be the valid and binding obligations of Sellers, enforceable against Sellers in accordance with their respective terms, except to the extent that enforceability thereof may be limited by general equitable principles or the operation of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar Laws.

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3.2 No Conflicts. Neither the execution and delivery by Sellers of this Agreement nor the consummation of the transactions contemplated hereby, nor the performance by Sellers of their obligations hereunder shall (a)(i) conflict with, or result in any breach or default (or would constitute a default but for any requirement of notice or lapse of time or both) under, or (ii) give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a benefit under, or (iii) give any Person any right to purchase or sell assets or securities from or to the Companies or to exercise any remedy or modify any obligation or term, pursuant to any agreement, contract, note, mortgage, indenture, lease, sublease, instrument, permit, concession, franchise or license to which either of the Companies are a party or by which the Companies or any of their respective properties or assets may be bound or affected, or (iv) result in the creation or imposition of any Encumbrance on any of the assets or properties of the Companies, or (v) to the knowledge of Sellers, interfere with or otherwise adversely affect the ability of Buyer to carry on the business of the Companies, or (vi) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give rise to any right to revoke, suspend, terminate or modify any Permit or (b) conflict with or result in a violation of any Law applicable to Sellers.

3.3 Ownership. The Sellers are the sole record and beneficial owners of the Securities and the Securities are free and clear of all restrictions on transfer (other than restrictions of general applicability under the Securities Act and state securities Laws), Encumbrances and Taxes. Sellers are not a party to any option, warrant, right, agreement or commitment providing for the disposition or acquisition of any Securities (other than this Agreement) or any other capital stock or securities of the Company. Sellers are not a party to (or has irrevocably terminated) any voting trust, proxy or other agreement or understanding with respect to the transfer or voting of any Securities. The resale of such Securities by Sellers as provided herein shall, upon the Closing, vest Buyer with good and marketable title to the Securities, free and clear of all Encumbrances.

3.4 Legal Proceedings. Except as set forth herein, there are no Actions pending or, to Sellers’ knowledge, threatened against Sellers or any Affiliate of Sellers that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

ARTICLE IV

REPRESENTATIONS, COVENANTS, AND WARRANTIES OF BUYER

Buyer represents and warrants to the Companies that the statements contained in this Article III are true and correct:

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4.1 Organization; Authority; No Conflicts. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada, and has the corporate power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, and there is no jurisdiction in which it is not qualified in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of Buyer’s Articles of Incorporation or bylaws. Buyer has taken all action required by law, its Articles of Incorporation, its bylaws, or otherwise to authorize the execution and delivery of this Agreement, and Buyer has full power, authority, and legal right and has taken all action required by law, its Articles of Incorporation, bylaws, or otherwise to consummate the transactions herein contemplated.

4.2 Brokers. Buyer has not entered into any contract with any person, firm or other entity that would obligate the Companies or the Sellers or Buyer to pay any commission, brokerage or finders’ fee in connection with the transactions contemplated herein.

ARTICLE V

SPECIAL COVENANTS

5.1 Reasonable Best Efforts. Each of the parties shall act in good faith and use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary or advisable to consummate the transactions contemplated by this Agreement as soon as reasonably practicable. If all of the conditions to a party’s obligation to close hereunder shall have been satisfied, such party shall diligently proceed to close.

5.2 Further Assurances. From time to time on and after the Closing Date, and without any further consideration, Sellers shall, and shall cause its Affiliates to, execute and deliver such other instruments of conveyance, assignment, transfer and delivery and take such other actions as Buyer may reasonably request in order more effectively to transfer to and to place Buyer in possession or control of, all of the rights, properties, assets and businesses intended to be transferred hereby, to assist in the collection and enforcement of any and all such rights, properties and assets and to enable Buyer to exercise and to enjoy all of the rights and benefits of the Company with respect thereto.

5.3 Return of Purchase Price. If the Bankruptcy Court does not approve the sale of the Securities contemplated in this Agreement and the Plan before June 30, 2019 (the “Termination Date”), the Escrow Agent shall immediately return the Purchase Price to the Buyer.

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ARTICLE VI

CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

The obligations of Buyer under this Agreement are subject to the satisfaction, at or before the Closing, of the following conditions:

6.1 Approval of the Plan. The Purchase Price shall not be released from escrow and the Closing shall not occur, unless and until the Bankruptcy Court has approved the Plan authorizing the transactions contemplated in this Agreement.

6.2 Accuracy of Representations; Performance. The representations and warranties made by the Companies and the Sellers in this Agreement were true when made and shall be true at the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date (except for changes therein permitted by this Agreement), and the Company and the Sellers shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by the Company and the Sellers prior to or at the Closing. Buyer may request to be furnished with a certificate, signed by a duly authorized officer of the Company and the Sellers and dated the Closing Date, to the foregoing effect.

6.3 Officer’s Certificates. Buyer shall have been furnished with a certificate dated the Closing Date and signed by the duly authorized officers of the Companies to the effect that no litigation, proceeding, investigation, or inquiry is pending or, to the best knowledge of the Companies threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement, or, to the extent not disclosed herein, by or against the Company which might result in any material adverse change in any of the assets, properties, business, or operations of the Company.

6.4 Other Items.

(a) Certificates of Status. Buyer shall have received certificates from the respective Secretaries of state of the states of the Companies formally stating that the Companies have filed their most recent annual reports, have not filed a certificate of dissolution or withdrawal and is in good standing in each such jurisdiction.

(b) Governmental Approvals. No injunction or decree prohibiting or materially restricting or delaying the consummation of the transactions contemplated hereby shall have been issued by any Governmental Authority and remain in force.

(c) Stock Certificates. Buyer shall have received evidence satisfactory to Buyer that the Securities have been transferred to Buyer effective as of the Closing Date;

(d) Other Closing Deliveries. Buyer shall have received at or prior to the Closing such other documents, instruments and certificates as Buyer may reasonably request in order to effectuate the transactions contemplated hereby.

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ARTICLE VII

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANIES AND THE SELLERS

The obligations of the Companies and the Sellers under this Agreement are subject to the satisfaction, at or before the Closing, of the following conditions:

7.1 Approval of the Plan. The Purchase Price shall not be released from escrow and the Closing shall not occur, unless and until the Bankruptcy Court has approved the Plan authorizing the transactions contemplated in this Agreement.

7.2 Accuracy of Representations; Performance. The representations and warranties made by the Buyer in this Agreement were true when made and shall be true as of the Closing Date (except for changes therein permitted by this Agreement) with the same force and effect as if such representations and warranties were made at and as of the Closing Date, and Buyer shall have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by Buyer prior to or at the Closing. The Companies shall have been furnished with a certificate, signed by a duly authorized executive officer of Buyer and dated the Closing Date, to the foregoing effect.

7.3 Officer’s Certificate. The Companies shall have been furnished with a certificate dated the Closing Date and signed by a duly authorized executive officer of the Buyer to the effect that no litigation, proceeding, investigation, or inquiry is pending or, to the best knowledge of the Buyer threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement.

7.4 Other Items.

(a) Governmental Approvals. No injunction or decree prohibiting or materially restricting or delaying the consummation of the transactions contemplated hereby shall have been issued by any Governmental Authority and remain in force.

(b) Purchase Price. Buyer shall have delivered the Purchase Price in accordance with 1.2.

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ARTICLE VIII

TERMINATION

8.1 This Agreement may be terminated by either the Parties at any time prior to the Closing Date if: (i) there shall be any actual or threatened action or proceeding before any court or any governmental body which shall seek to restrain, prohibit, or invalidate the transactions contemplated by this Agreement and which, in the judgment of such board of directors, made in good faith and based on the advice of its legal counsel, makes it inadvisable to proceed with the exchange contemplated by this Agreement; (ii) any of the transactions contemplated hereby are disapproved by any regulatory authority whose approval is required to consummate such transactions or in the judgment of such board of directors, made in good faith and based on the advice of counsel, there is substantial likelihood that any such approval will not be obtained or will be obtained only on a condition or conditions which would be unduly burdensome, making it inadvisable to proceed with the exchange; (iii) there shall have been any change after the date of the latest Balance Sheets of the Company, in the assets, properties, business, or financial condition of the Company, which could have a materially adverse affect on the value of the business of the Company, except any changes disclosed herein, as the case may be, dated as of the date of execution of this Agreement. In the event of termination pursuant to this Section 8.1, no obligation, right, or liability shall arise hereunder, and each party shall bear all of the expenses incurred by it in connection with the negotiation, drafting, and execution of this Agreement and the transactions herein contemplated; or (iv) the Closing Date shall not have occurred by June 1, 2019 (the “Termination Date”).

8.2 This Agreement may be terminated at any time prior to the Closing by action of the Buyer’s Board if the Companies or the Sellers shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement or if any of the representations or warranties of the Company or the Sellers contained herein shall be inaccurate in any material respect, and, in either case if such failure is reasonably subject to cure, it remains uncured for seven days after notice of such failure is provided to the Companies or the Sellers. If this Agreement is terminated pursuant to Section 8.1, this Agreement shall be of no further force or effect, and no obligation, right, or liability shall arise hereunder.

8.3 This Agreement may be terminated at any time prior to the Closing by action of the Companies’ Board if the Buyer shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement or if any of the representations or warranties of Buyer contained herein shall be inaccurate in any material respect, and, in either case if such failure is reasonably subject to cure, it remains uncured for seven days after notice of such failure is provided to the Buyer. If this Agreement is terminated pursuant to this Section 8.1, this Agreement shall be of no further force or effect, and no obligation, right, or liability shall arise hereunder.

ARTICLE IX

INDEMNIFICATION

9.1 Indemnification by the Companies and the Sellers. The Companies and the Sellers, and each of them, hereby agree to defend and indemnify Buyer and each of the officers, agents and directors of Buyer as of the date of this Agreement against any loss, liability, claim, damage, or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever), to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentation made in Article II or Article III or any breach of the terms of this Agreement. The indemnification provided for in this Section 9.1 shall survive the Closing and consummation of the transactions contemplated hereby and shall survive the termination of this Agreement pursuant to Section Article VIII.

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9.2 Indemnification by Buyer. Buyer hereby agrees to defend and indemnify the Sellers as of the date of this Agreement against any loss, liability, claim, damage, or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever), to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentation made in Article III. The indemnification provided for in this Section 9.2 shall not survive the Closing and consummation of the transactions contemplated hereby, but shall survive the termination of this Agreement pursuant to Article VIII.

ARTICLE X

MISCELLANEOUS

10.1 Expenses. Each Party shall pay their own costs and expenses, including the fees and disbursements of any counsel and accountants retained by them, incurred by them in connection with the preparation, execution, delivery and performance of this Agreement and the transactions contemplated hereby or thereby, whether or not the transactions contemplated hereby or thereby are consummated.

10.2 Execution in Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document. Delivery of a signed counterpart of this Agreement by facsimile, email or other electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

10.3 Notices. All notices, requests, demands and other communications that are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be delivered personally, sent by facsimile transmission, delivered by a recognized overnight courier or express mail service for next Business Day delivery (and requiring proof of delivery or receipt) or posted in the United States mail by registered or certified mail, with postage pre-paid, return receipt requested, and shall be deemed given when so delivered personally, sent by facsimile transmission with electronic confirmation of receipt, the next day after delivered to such overnight courier or express mail service or three (3) Business Days after the date of mailing, as follows:

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(a)	If to Buyer (and following the Closing, the Company) to: Grove, Inc. 5425 S. Valley View Blvd. Las Vegas, NV 89118 Attn: Robert Hackett, President	with a copy to (which shall not constitute notice): Kane Kessler, P.C. 666 Third Avenue, 23rd Floor New York, NY 10017 Attn: Peter Campitiello, Esq. Tel. No.: 212-519-5109 Fax No.: 212-245-3009

(b)	If to Sellers (and prior to the Closing, the Companies): [_______________] [_______________] [_______________] Attn: ___________

with a copy to

(which shall not constitute notice):

Levene, Neale, Bender, Yoo & Brill, LLP

10250 Constellation Blvd., Suite 1700

Los Angeles, CA 90067

Attn: John-Patrick M. Fritz, Esq.

Tel. No.: 310-229-1234

Fax No.: 310-229-1244

Any party may, by notice given in accordance with the provisions of this Article X to the other parties, designate another address or individual for receipt of notices hereunder.

10.4 Amendments; Waivers. This Agreement may be amended or modified at any time and any provision(s) waived, but only by a written instrument executed by all of the parties.

10.5 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and thereof, and supersede all prior term sheets, agreements and understandings, oral and written, between the parties with respect to the subject matter hereof and thereof.

10.6 Assignment. This Agreement may not be assigned by any Party without the prior written consent of the other Parties.

10.7 Binding Effect; Benefits. This Agreement shall inure to the benefit of, and be binding upon, the parties and their respective heirs, legal representatives, successors and permitted assigns. Except as provided in Article IX, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties, and their respective heirs, legal representatives, successors and permitted assigns, any rights, remedies, obligations or liabilities under, in connection with or by reason of this Agreement.

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10.8 Severability. If in any jurisdiction any term or provision hereof is determined to be invalid or unenforceable (including but not limited to Article IX), (a) the remaining terms and provisions hereof shall be unimpaired, (b) any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction, and (c) the invalid or unenforceable term or provision shall, for purposes of such jurisdiction, be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

10.9 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

10.10 Governing Law; Submission to Jurisdictions; Waiver of Jury Trial

(a) This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of the State of Nevada (without giving effect to the conflict of laws principles thereof that would result in the application of the law of any other jurisdiction). The parties hereto hereby consent to the jurisdiction of the federal and New York State courts located in Manhattan (NYC) and agree that service of process by certified mail, return receipt requested, shall, in addition to any other methods permitted by Applicable Law, constitute personal service for all purposes.

(b) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER,

(C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS ARTICLE X(b).

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the corporate parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, as of the date first above-written.

GROVE, INC.		ONE HIT WONDER, INC.

By:	/s/ Robert Hackett	By:
Name:	Robert Hackett	Name:
Title:	President	Title:

STEAM DISTRIBUTION, LLC		HAVZ, LLC

By:		By:
Name:		Name:
Title:		Title:

ONE HIT WONDER HOLDINGS, LLC

By:
Name:
Title:

SELLERS

/s/ ROBERT HACKETT
ROBERT HACKETT

/s/ NIKOLAOS VOUDOURIS
NIKOLAOS VOUDOURIS

ESCROW AGENT

LEVENE, NEALE, BENDER, YOO & BRILL, LLP

By:
Name:
Title:

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EXHIBIT A

PROPOSED PLAN

CANDACE C. CARLYON (Nev. State Bar No. 002666)
CLARK HILL PLLC
3800 Howard Hughes Parkway, Suite 500
Las Vegas, NV 89169
Telephone: 702-862-8300
Facsimile: 702-862-8400
Email: CCARLYON@CLARKHILL.COM

JOHN-PATRICK M. FRITZ (Admitted *Pro Hac Vice*)
LEVENE, NEALE, BENDER, YOO & BRILL L.L.P.
10250 Constellation Boulevard, Suite 1700
Los Angeles, California 90067
Telephone: (310) 229-1234
Facsimile: (310) 229-1244
Email: JPF@LNBYB.COM

Counsel for Chapter 11 Debtors and Debtors in Possession

DAWN M. CICA, ESQ.
Nevada Bar 4565
MUSHKIN • CICA • COPPEDGE
4495 S. Pecos Rd.
Las Vegas, Nevada 89121
Telephone: (702) 386-3999
Fax: (702) 869-2669
Email: dcica@mccnvlaw.com

Counsel for One Hit Wonder Holdings, LLC

UNITED STATES BANKRUPTCY COURT
DISTRICT OF NEVADA

In re STEAM DISTRIBUTION, LLC, ☐ Affects STEAM DISTRIBUTION, LLC, Only ☐ Affects HAVZ, LLC dba STEAM WHOLESALE Only ☐ Affects ONE HIT WONDER, INC. Only ☒ Affects All Debtors	Lead Case No. 18-11598-abl Chapter 11 Jointly Administered With: 18-11599-abl HAVZ, LLC dba STEAM WHOLESALE 18-11600-abl ONE HIT WONDER, INC. <u>Plan Confirmation Hearing</u>: HEARING DATE: May 1, 2019 HEARING TIME: 11:00 a.m. LOCATION: 300 Las Vegas Blvd. South Las Vegas, NV 89101 Courtroom 1, Third Floor

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PLAN PROPONENTS' SUPPLEMENTAL BRIEF IN SUPPORT OF CONFIRMATION OF DEBTORS' AND ONE HIT WONDER HOLDINGS, LLC'S MODIFIED FIRST AMENDED JOINT PLAN OF REORGANIZATION WITH SUBSTANTIVE CONSOLIDATION FOR PLAN PURPOSES (DATED DECEMBER 17, 2018)

I. INTRODUCTION

Steam Distribution, LLC ("Steam"), Havz, LLC ("Havz"), and One Hit Wonder, Inc. ("OHW") (each a "Debtor" and, collectively, the "Debtors"), the debtors and debtors in possession in the above-captioned, jointly administered chapter 11 bankruptcy cases, and one of the Debtors' affiliates, One Hit Wonder Holdings, LLC ("OHW Holdings," and together with the Debtors, the "Plan Proponents") respectfully submit their supplemental brief (the "Modification Supplement") in support of confirmation of the Plan Proponents' First Amended Joint Plan of Reorganization with Substantive Consolidation for Plan Purposes (Dated December 17, 2018) (the "Plan") [ECF 261].

On March 13, 2019, the Plan Proponents filed their *Modification to and Supplemental Brief in Support of Confirmation of Debtors' and One Hit Wonder Holdings, LLC's First Amended Joint Plan of Reorganization With Substantive Consolidation for Plan Purposes (Dated December 17, 2018)* (the "Modification Brief") [ECF 295].[1] The Modification Brief contemplated and gave notice that the Plan Proponents would file this Modification Supplement to address issues involving, *inter alia*, voting on the modified Plan and respond to objections (if any) to the modified Plan because the deadline for voting and objection would not pass until April 10, 2019.

II. DISCUSSION

A. No Changes in Voting and No Objections to the Plan

Objections to the Plan were neither filed nor received. Neither additional ballots were returned nor any votes changed since the original balloting deadline of February 6, 2019. Accordingly, all voting ballots returned to the Plan Proponents and their counsel remain (as they

/ / /

[1] Unless otherwise stated with specificity or implied by context, capitalized defined terms used in this Supplement have the same meanings as ascribed to them in the Modification Brief.

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were) in favor of accepting the Plan. All voting classes (Classes 2, 3, and 4) unanimously voted to accept the Plan.

B. Equity Ownership in the Reorganized Debtors

1. Grove Inc. to Acquire 100% of the Reorganized Debtors on Plan Effective Date With Cash

As explained in the Modification Brief, the Plan Proponents have found Plan funding from Grove, Inc. ("Grove") in the form of a convertible demand note in the amount of two million one-hundred thousand dollars ($2,100,000.00) at 3.25% interest per annum with quarterly interest-only payments and the principal due on demand. Rather than make a convertible loan with the option to convert to equity at some point in the future, Grove has decided to forgo the note and simply acquire 100% of the equity in the Reorganized Debtors with a cash purchase for $2.1 million on the Plan Effective Date. It is anticipated that on April 29, 2019, Grove will wire the sum of $2.1 million to the Debtors' general bankruptcy counsel, Levene, Neale, Bender, Yoo & Brill L.L.P. to hold in a trust account for funding of the Plan if the Plan is confirmed. Both Hackett and Voudouris support the modified Plan, including Grove's acquisition of 100% of the equity in the Reorganized Debtors. *See*, separately filed declarations of Robert Hackett and Nikoloas Voudouris.

Section 1129(a)(1) of the Bankruptcy Code provides that a court may confirm a plan of reorganization only if "the plan complies with the applicable provisions of this title." The phrase "applicable provisions" has been interpreted to mean Section 1122 and 1123 of the Bankruptcy Code, which govern the classification of claims and interests and the contents of a plan of reorganization. *Kane v. Johns-Manville Corp.*, 843 F.2d 636, 648-49 (2d Cir.1988); 5 COLLIER ON BANKRUPTCY ¶ 1129.02 (Alan N. Resnick & Henry J. Sommer eds., 15th ed. rev.).

Section 1123(a)(6) of the Bankruptcy Code requires that a plan provide for the inclusion in the charter of a corporate debtor a provision prohibiting the issuance of nonvoting equity securities, and providing, as to the several classes of securities possessing voting power, an appropriate distribution of such power among classes. The Plan includes a provision that the "Reorganized Debtors will sign any reasonable documentation… required by law...." Plan § I.

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When Grove acquires 100% ownership of the Reorganized Debtors, it will also obtain 100% of the shareholder and member voting power for the Reorganized Debtors. Accordingly, the Plan complies with Section 1123(a)(6).

2. Acceptance of the Plan By Class 5 Equity Interests

Section 1123(a)(2) of the Bankruptcy Code requires that a plan of reorganization specify those classes of claims or interests that are not impaired, and Section 1123(a)(3) of the Bankruptcy Code requires that a plan specify those classes of claims or interests that are impaired. An interest is impaired under a plan unless the plan leaves unaltered the legal, equitable, and contractual rights to which such interest entitles the holder of such interest. 11 U.S.C. § 1124(1).

Whether a class of interest is impaired determines whether the class is entitled to vote under a plan. 11 U.S.C. § 1126. Section 1129(a)(8) of the Bankruptcy Code provides that a court may confirm a plan only if "[w]ith respect to each class of claims or interests: (A) such class has accepted the plan; or (B) such class is not impaired under the plan." The Plan as originally solicited by the Debtors classified equity in Class 5 as being unimpaired, with Hackett and Voudouris maintain all of their respective equity interests. Now, under the Plan as modified, Grove will acquire 100% of the equity in the Reorganized Debtors, and Hackett and Voudouris will receive nothing on account of their Class 5 interests. Accordingly, the Class 5 under the modified Plan is impaired, and, moreover, is deemed to have rejected the Plan by operation of law without voting. *See*, 11 U.S.C. § 1126(g) (class that receives nothing is deemed to have not accepted the plan).

Both Hackett and Voudouris support the modified Plan, including Grove's acquisition of 100% of the equity in the Reorganized Debtors, as set forth in their declarations. *See*, separately filed declarations of Robert Hackett and Nikoloas Voudouris. Accordingly, the Plan Proponents request that the Court find that Class 5 has accepted the Plan pursuant to 11 U.S.C. §§ 1126(d) and 1129(a)(8)(A). However, if the Court is not inclined to deem the Class 5 as an accepting class, then, in the alternative, the Plan Proponents request that the Court confirm the Plan on Class 5 pursuant to 11 U.S.C. § 1129(b), which provides in pertinent part:

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> if all of the applicable requirements of subsection (a) of this section other than paragraph (8) are met with respect to a plan, the court, on request of the proponent of the plan, shall confirm the plan notwithstanding the requirements of such paragraph if the plan does not discriminate unfairly, and is fair and equitable with respect to each class of claims or interests that is impaired under, and has not accepted, the plan.

11 U.S.C. § 1129(b)(1). The Plan by definition does not discriminate unfairly against any Class 5 interest holder as all holders of equity interests are receiving the identical treatment under the Plan. The Class 5 equity interest holders are treated differently from creditors and receiving less than creditors because equity interest holders are lower in priority in the Bankruptcy Code distribution scheme. Moreover, the Class 5 interest holders have consented to this treatment. Therefore, the Plan does not unfairly discriminate against Class 5.

Section 1129(b)(2)(C) of the Code provides that a plan of reorganization is fair and equitable and therefore satisfies the cramdown requirements for a class of interests if:

> (i) the plan provides that each holder of an interest of such class receive or retain on account of such interest property of a value, as of the effective date of the plan, equal to the greatest of the allowed amount of any fixed liquidation preference to which such holder is entitled, any fixed redemption price to which such holder is entitled, or the value of such interest; or
>
> (ii) the holder of any interest that is junior to the interests of such class will not receive or retain under the plan on account of such junior interest any property.

11 U.S.C. § 1129(b)(2)(C). Since these two provisions of Section 1129(b)(2)(C) of the Code are separated by the word "or", they are written in the disjunctive, meaning that only one of the two provisions needs to be satisfied in order for the Court to confirm the Plan over any dissent of Class 5. Here, Class 5 is not dissenting, but even if Class 5 is deemed to dissent, the second provision (i.e., Section 1129(b)(2)(C)(ii) of the Code) is satisfied for Class 5 in that no holder of any interest that is junior to the interests of Class 5 will receive or retain any property under the Plan on account of such junior interests. Indeed, there are no holders of any interests that are

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junior to the interests of Class 5. Therefore, the requirements of section 1129(b) have been met, and the Court may

C. Management of the Reorganized Debtors

Section 1129(a)(5) of the Bankruptcy Code provides that the court shall confirm a plan only if:

> (5) (A) (i) The proponent of the plan has disclosed the identity and affiliations of any individual proposed to serve, after confirmation of the plan, as a director, officer, or voting trustee of the debtor, an affiliate of the debtor participating in a joint plan with the debtor, or a successor to the debtor under the plan; and
>
> (ii) The appointment to, or continuance in, such office of such individual, is consistent with the interests of creditors and equity security holders and with public policy; and
>
> (B) The proponent of the plan has disclosed the identity of any insider that will be employed or retained by the reorganized debtor, and the nature of any compensation for such insider.

11 U.S.C. § 1129(a)(5).

As set forth in the Plan and Modification Brief, Hackett and Voudouris will continue to be the managers, officers, and directors of the Reorganized Debtors. No insiders will be employed or retained by the Reorganized Debtors other than Hackett and Voudouris, who will receive the same rate of compensation as set forth in the Plan. Grove's acquisition of 100% of the equity in the Reorganized Debtors has not changed the management set forth in the Plan.

D. Post-Confirmation Status Conference

The Plan Proponents respectfully request that the Court set a post-confirmation chapter 11 status conference in September 2019, or at such other date that is approximately 120 days after the Effective Date and convenient with the Court's calendar.

IV. CONCLUSION

Based upon all of the foregoing, the Plan Proponents submit that they have satisfied all of the requirements of Section 1129(a) of the Bankruptcy Code necessary for confirmation of the Plan and respectfully request that the Court enter an order:

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(a) confirming the Plan as modified with Grove's acquisition of 100% of equity in the Reorganized Debtor for $2,100,000 cash;

(b) deeming Class 5 to have accepted the Plan, or, in the alternative, confirming the Plan on Class 5 pursuant to section 1129(b)(2)(C)(ii);

(c) substantively consolidating the Plan Proponents' estates for plan purposes and for distributions under the Plan;

(d) granting the Plan Proponents a discharge of their debts pursuant to section 1141(d) that includes an injunction to enforce such discharge;

(e) instructing the Plan Proponents to make payment to AOP and Cohen, APLC as set forth in the AOP-Cohen-Stipulation-And-Order [ECF 280 & 281];

(f) jointly administering all four of the Plan Proponents' Cases effective as of the Effective Date;

(g) setting deadlines for filing of administrative claims; and

(h) providing such further and other relief that the Court deems appropriate under the facts and circumstances of these Cases.

Dated: April 24, 2019

LEVENE, NEALE, BENDER, YOO & BRILL L.L.P.

/s/ John-Patrick M. Fritz

John-Patrick M. Fritz, Esq.
10250 Constellation Boulevard, Suite 1700
Los Angeles, California 90067
Telephone: (310) 229-1234
Facsimile: (310) 229-1244
JPF@LNBYB.COM
Counsel for Debtors and Debtors in Possession
-and-

CLARK HILL PLLC
Candace C. Carlyon (Nev. Bar No. 002666)
3800 Howard Hughes Parkway, Suite 500
Las Vegas, NV 89169
Telephone: 702-862-8300
Facsimile: 702-862-8400
CCARLYON@CLARKHILL.COM

Counsel for Debtors and Debtors in Possession

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-and-

MUSHKIN•CICA•COPPEDGE
Dawn M. Cica (Nev. Bar No. 004565)
4495 S. Pecos Rd.
Las Vegas, Nevada 89121
Telephone: (702) 386-3999
Fax: (702) 869-2669
Email: dcica@mccnvlaw.com

Counsel for One Hit Wonder Holdings, LLC

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IN WITNESS WHEREOF, the corporate parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, as of the date first above-written.

GROVE, INC.		ONE HIT WONDER, INC.

By:	/s/ Robert Hackett	By:	/s/ Robert Hackett
Name:	Robert Hackett	Name:	Robert Hackett
Title:	President	Title:	President

STEAM DISTRIBUTION, LLC		HAVZ, LLC

By:	/s/ Robert Hackett	By:	/s/ Robert Hackett
Name:	Robert Hackett	Name:	Robert Hackett
Title:	Managing Member	Title:	Managing Member

ONE HIT WONDER HOLDINGS, LLC

By:	/s/ Robert Hackett
Name:	Robert Hackett
Title:	Managing Member

SELLERS

/s/ Robert Hackett
ROBERT HACKETT

/s/ NIKOLAOS VOUDOURIS
NIKOLAOS VOUDOURIS

ESCROW AGENT

LEVENE, NEALE, BENDER, YOO & BRILL, LLP

By:
Name:
Title:

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IN WITNESS WHEREOF, the corporate parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, as of the date first above-written.

GROVE, INC.		ONE HIT WONDER, INC.

By:	/s/ Robert Hackett	By:
Name:	Robert Hackett	Name:
Title:	President	Title:

STEAM DISTRIBUTION, LLC		HAVZ, LLC

By:		By:
Name:		Name:
Title:		Title:

SELLERS

/s/ ROBERT HACKETT
ROBERT HACKETT

/s/ NIKOLAOS VOUDOURIS
NIKOLAOS VOUDOURIS

ESCROW AGENT
[solely as to Section 1.2(a), 5.3, 6.1 & 7.1]

LEVENE, NEALE, BENDER, YOO & BRILL, LLP

By:	/s/ John Patrick M. Frite
Name:	John Patrick M. Frite
Title:	A Partner of the Firm

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